Exhibit 99.1

Community Valley Bancorp Announces Voluntary Delisting of Its Common Stock

Chico, CA. - (9/18/09) Community Valley Bancorp, (NASDAQ:CVLL), the holding company for Butte Community Bank, announced today that it has given formal written notice to the NASDAQ Stock Market (“NASDAQ”) of the Company’s intention to voluntarily delist its common stock from the NASDAQ Capital Market.  The Company also announced it intends to deregister its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company currently anticipates that it will file a Form 25 with the Securities and Exchange Commission (“SEC”) and NASDAQ relating to the delisting and deregistration of its common stock on or about September 28, 2009.  As a result, the Company expects that the last day of trading of its common stock on the NASDAQ Capital Market will be at the close of trading on September 25, 2009.

The decision to delist has been reached as part of the Company’s overall strategy to conserve resources and improve cost-effectiveness as the benefits of maintaining a NASDAQ listing have not materialized.  Considering the limited trading volume and low trading prices on NASDAQ, the Company has concluded a listing on NASDAQ does not justify the expense and administrative burden associated with maintaining such listing.

Following the delisting, the Company anticipates that its common stock will be quoted on the OTC Bulletin Board, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock.  However, the Company can give no assurance that trading in its common stock will continue on any securities exchange or quotation medium.  The Company will continue to file periodic and other reports with the SEC as the Company’s common stock will remain registered under Section 12(g) of the Exchange Act.

About Community Valley Bancorp

Community Valley Bancorp is the parent company of Butte Community Bank, a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions, and Butte Community Insurance Agency, LLC, a full service insurance agency offering all lines of coverage from auto and health to commercial and farm packages.

Founded in 1990, Butte Community Bank is a California state-chartered bank with 15 branches in eleven cities including Anderson, Chico, Colusa, Corning, Magalia, Oroville, Paradise, Red Bluff, Redding, Yuba City and Marysville.  It also operates a loan production office in Citrus Heights. Community Valley Bancorp is headquartered in Chico, California.

For more information visit: www.communityvalleybancorp.com

Safe Harbor

The matters discussed herein may consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risk and uncertainties, which could cause actual results to differ materially from forward-looking information. For a detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” “likely,” and “anticipates” or similar expressions as they relate to Community Valley Bancorp (including its subsidiaries), or its management are intended to identify forward-looking statements. Although we believe that the assumptions underlying the forward-looking information are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking information should not be construed as a representation by the Company or any person that future events, plans, or expectations contemplated by the Company will be achieved. We undertake no obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events, or otherwise.

The Company, from time to time, becomes aware of rumors concerning the Company or its business. As a matter of policy, the Company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the Company. The Company complies with Federal and State law applicable to disclosure of information concerning the Company. Investors may be at significant risk in relying on unsubstantiated information from other sources.